Exhibit 1.1

ARTICLES OF ASSOCIATION

of

ABBEY NATIONAL TREASURY SERVICES PLC*

(Articles adopted on 25 November 2009)

1.	Adoption of Table A and Statement of Liability

1.1	In these articles “Table A” means Table A scheduled to The Companies (Tables A to F) Regulations 1985, insofar as it relates to a public company limited by shares, as amended prior to the date of adoption of these articles. The regulations contained in Table A shall, except where they are excluded or modified by these articles, apply to the Company and, together with these articles, shall constitute the articles of the Company. No other regulations set out in any statute concerning companies, or in any statutory instrument or other subordinate legislation made under any statute, shall apply as the regulations or articles of the Company.

1.2	The liability of the shareholders is limited to the amount, if any, unpaid on the shares held by them.

2.	Interpretation

2.1	Words and expressions which bear particular meanings in Table A shall bear the same meanings in these articles and the following words and expressions shall have the following meanings:

“B Dividend Payment Date”	has the meaning given to it in article 8.3 (A) (ii) (d) below;

“B Notional Interest Amount”	has the meaning given to it in article 8.3 (A) (ii) (d) below;

“B Swap Cashflows”	means certain cash amounts receivable by the Company under, in accordance with, and in connection with, the B Swaps (including, for the avoidance of doubt, any amounts receivable by the Company in respect of any default in payment under the B Swaps) in respect of certain payment dates to be notified in the B Tracker Shareholders’ Report, and as more particularly described in the B Tracker Shareholders’ Report, and “B Swap Cashflow” shall be construed accordingly;

*	The name of the Company was changed from Moneytarget Public Limited Company to Abbey National Treasury Services plc by a Special Resolution passed on 24th February, 1989 with effect from 27th February, 1989.

“B Swap Cashflow Receipt Date”	means any date on which the Company actually receives a B Swap Cashflow, and “B Swap Cashflow Receipt Dates” shall be construed accordingly;

“B Swaps”	means the interest rate swaps entered into by the Company set out in Appendix B to these articles (as identified by their confirmation reference numbers), or such other list of interest rate swaps as may be approved from time to time by ordinary resolution of the Company, subject to the provisions of article 12 hereof, but in each case only for as long as such interest rate swaps remain in existence;

“B Swap Cashflow Payment Dates”	means the dates on which the scheduled B Swap Cashflows are due to be paid to the Company under, and in accordance with, the B Swaps, as more particularly to be described in the B Tracker Shareholders’ Report;

“B Tracker Share Dividend” or “B Tracker Share Dividends”	has the meaning given in article 8.3 (A) (i) below;

“B Tracker Shareholders’ Report”	means a report in relation to the B Swaps, setting out the B Swap Cashflow Payment Dates and the B Swap Cashflows in detail, to be prepared and delivered by the Company to the holders of the B Tracker Shares: (i) as soon as reasonably practicable following the date of any allotment of the B Tracker Shares; (ii) thereafter, at any time a change is to be made by the Company to the terms of the B Swaps, to the B Swap Cashflow Payment Dates and/or to the B Swap Cashflows; and (iii) following the passing of any ordinary resolution as referred to in the definition of “B Swaps” above, setting out the corresponding new B Swap Cashflow Payment Dates and B Swap Cashflows, and, for the avoidance of doubt, no consent to any change evidenced by a B Tracker Shareholders’ Report shall be required from the holders of the B Tracker Shares under article 12 hereof;

“B Tracker Shares”	means the B tracker shares of £1 each in the capital of the Company with the rights and restrictions set out in article 8.3 below and designated as B Tracker Shares on allotment by the directors, and “B Tracker Share” shall be construed accordingly.

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and New York;

“Conflict”	has the meaning set out in article 28.1 below;

“Dividend Payment Date”	has the meaning given to it in article 8.2 (A) (ii) (d) below;

“Dollars” and “$”	means the lawful currency for the time being of the United States of America;

“Encumbrance”	means any mortgage, charge, pledge, trust, lien, debenture or other third party right, claim, security interest or encumbrance;

“Euros” and “€”	means the lawful currency for the time being of the Eurozone countries;

“Interest Rate”	means: (A) LIBOR; plus (B) the Margin;

“LIBOR”	means the British Bankers Association Interest Rate for one month deposits in the relevant currency displayed on the relevant Reuters page as at or around 11 a.m. (London time) two Business Days prior to the Swap Cashflow Receipt Date or the B Swap Cashflow Receipt Date (as applicable) (in the case of Dollars and Euros) or the Swap Cashflow Receipt Date or the B Swap Cashflow Receipt Date (as applicable) (in the case of Sterling) (whichever relevant) (or, where the Reuters page is unavailable on such date, such rate as may reasonably be notified by the Company to the holders of Tracker Shares or B Tracker Shares (as applicable));

“Margin”	means 1 per cent. per annum;

“Notional Interest Amount”	has the meaning given to it in article 8.2 (A) (ii) (d) below;

“Ordinary Shares”	means the ordinary shares of £1 each in the capital of the Company with the rights and restrictions set out in article 8.4 below;

“Relevant Distributable Reserves”	means the reserves of the Company lawfully available for distribution as set out in the most recent relevant accounts of the Company (as determined in accordance with Chapter 2 of Part 23 of the Companies Act 2006) as at the relevant Swap Cashflow Receipt Date or B Swap Cashflow Receipt Date, as applicable, and which remain available for distribution at the relevant date;

“Share” or “Shares”	means a Share or the Shares in the capital of the Company (including the Ordinary Shares, the Tracker Shares and the B Tracker Shares) and includes a fraction of a Share;

“Sterling” and “£”	means the lawful currency for the time being of the United Kingdom;

“Swap Cashflows”	means certain cash amounts receivable by the Company under, in accordance with, and in connection with, the Swaps (including, for the avoidance of doubt, any amounts receivable by the Company in respect of any default in payment under the Swaps) in respect of certain payment dates to be notified in the Tracker Shareholders’ Report, and as more particularly described in the Tracker Shareholders’ Report, and “Swap Cashflow” shall be construed accordingly;

“Swap Cashflow Receipt Date”	means any date on which the Company actually receives a Swap Cashflow, and “Swap Cashflow Receipt Dates” shall be construed accordingly;

“Swaps”	means the interest rate swaps entered into by the Company set out in Appendix A to these articles (as identified by their confirmation reference numbers), or such other list of interest rate swaps as may be approved from time to time by ordinary resolution of the Company, subject to the provisions of article 12 hereof, but in each case only for as long as such interest rate swaps remain in existence;

“Swap Cashflow Payment Dates”	means the dates on which the scheduled Swap Cashflows are due to be paid to the Company under, and in accordance with, the Swaps, as more particularly to be described in the Tracker Shareholders’ Report;

“Tracker Share Dividend” or “Tracker Share Dividends”	has the meaning given in article 8.2 (A) (i) below;

“Tracker Shareholders’ Report”	means a report in relation to the Swaps, setting out the Swap Cashflow Payment Dates and the Swap Cashflows in detail, to be prepared and delivered by the Company to the holders of the Tracker Shares: (i) as soon as reasonably practicable following the date of any allotment of the Tracker Shares; (ii) thereafter, at any time a change is to be made by the Company to the terms of the Swaps, to the Swap Cashflow Payment Dates and/or to the Swap Cashflows; and (iii) following the passing of any ordinary resolution as referred to in the definition of “Swaps” above, setting out the corresponding new Swap Cashflow Payment Dates and Swap Cashflows: and, for the avoidance of doubt, no consent to any change evidenced by a Tracker Shareholders’ Report shall be required from the holders of the Tracker Shares under article 12 hereof; and

“Tracker Shares”	means the tracker shares of £1 each in the capital of the Company with the rights and restrictions set out in article 8.2 below and designated as Tracker Shares on allotment by the directors, and “Tracker Share” shall be construed accordingly.

2.2	In these articles:

(A)	“address” includes any number or address used for the purpose of sending or receiving documents or information by electronic means;

(B)	references to writing include references to any method of representing or reproducing words in a legible and non-transitory form whether sent or supplied in electronic form or otherwise; and

(C)	headings are for convenience only and shall not affect construction.

3.	Rights attached to Shares

Subject to the provisions of the Act and to any rights conferred on the holders of any other Shares, any Share may be issued with or have attached to it such rights and restrictions as the Company may by ordinary resolution decide or, if no such resolution has been passed or so far as the resolution does not make specific provision, as the directors may decide. Regulation 2 of Table A shall not apply.

4.	Unissued Shares

Subject to the provisions of the Act and to these articles and to any resolution passed by the Company and without prejudice to any rights attached to the existing Shares, any unissued Shares of the Company shall be at the disposal of the directors who may offer, allot, grant options over or otherwise dispose of them to such persons at such times and for such consideration and upon such terms and conditions as they may determine.

5.	Share certificates

Share certificates must be sealed or otherwise executed in accordance with the Act. The penultimate sentence of Regulation 6 of Table A shall be amended accordingly.

6.	Initial authority to issue relevant securities

Subject to any direction to the contrary which may be given by the Company in general meeting, the directors are unconditionally authorised to exercise all powers of the Company to allot relevant securities. The maximum nominal amount of relevant securities that may be allotted under this authority shall be such amount as may from time to time be authorised by the Company in general meeting. The authority conferred on the directors by this article shall remain in force for a period of five years from the date of adoption of this article but may be revoked varied or renewed from time to time by the Company in general meeting in accordance with the Act.

7.	Transfer and transmission of Shares

7.1	The directors may, in their absolute discretion, decline to register any transfer of any Share, whether or not it is a fully paid Share. Regulation 24 of Table A shall be modified accordingly.

7.2	Any person who becomes entitled to a Share by reason of any event (other than death or bankruptcy) giving rise to its transmission by operation of law shall have the same rights of election and other rights as a person entitled by transmission to a Share as a consequence of death or bankruptcy. Regulations 30 and 31 of Table A shall be modified accordingly.

8.	Share capital and Shares

8.1	The Shares of the Company shall have the rights and be subject to the restrictions contained in these articles.

8.2	The rights and restrictions attaching to the Tracker Shares are as follows:

(A)	Income

(i)	Subject to the Act and these articles, the holders of the Tracker Shares shall be entitled, in priority to any payment of any dividend to the holders of the Ordinary Shares, to receive a non-cumulative dividend in respect of each Swap Cashflow (or part thereof) actually received by the Company (each a “Tracker Share Dividend” and together the “Tracker Share Dividends”) but only to the extent that such Tracker Share Dividend (and any Notional Interest Amount payable in respect of such Tracker Share Dividend) can lawfully be paid out of the Relevant Distributable Reserves.

(ii)	Subject to article 8.2 (A) (i), each Tracker Share Dividend shall:

(a)	be of an amount equal to the lesser of: (aa) the amount of the relevant Swap Cashflow actually received by the Company; and (bb) the amount of the Relevant Distributable Reserves;

(b)	be paid in the same currency as the relevant Swap Cashflow actually received by the Company;

(c)	become due only on the relevant Swap Cashflow Receipt Date when the Swap Cashflow is actually received by the Company and be paid by the Company as soon as possible and, in any event, by the date falling 2 (two) Business Days following such Swap Cashflow Receipt Date;

(d)	in the event that (and to the extent that) such Tracker Share Dividend is not paid by the Company on the relevant Swap Cashflow Receipt Date, be increased by an amount equal to interest accrued daily on an amount equal to the principal amount of such unpaid Tracker Share Dividend at the Interest Rate calculated on the basis of a 360 day year (in the case of Dollars or Euros) or a 365 day year (in the case of Sterling) (whichever relevant) and the number of days lapsed from (and including) the day following the Swap Cashflow Receipt Date to (and including) the date on which the Tracker Share Dividend is actually paid by the Company (the “Dividend Payment Date”) (the “Notional Interest Amount”), such notional interest to be rolled up into, and to form part of, such Tracker Share Dividend on a daily basis; and

(e)	be distributed pari passu among the holders of the Tracker Shares according to the number of Tracker Shares held.

(iii)	Any Swap Cashflow actually received by the Company, to the extent that, and for so long as, the Company has not paid an equal amount to the holders of the Tracker Shares by way of a Tracker Share Dividend (or otherwise), shall be invested only in cash or cash equivalent liquid investments.

(iv)	For so long as there are any Swap Cashflows outstanding, the Company shall not create, or permit to subsist, any Encumbrance over, or with respect to, or sell, or otherwise transfer (or agree to do any of the foregoing in respect of), such Swap Cashflows or their related Swaps.

(B)	Capital

Subject to the Act and these articles, on a return of capital on a winding up or otherwise (other than a conversion, redemption or purchase of Shares), the assets of the Company available for distribution among its members shall be applied, in priority to any payment to the holders of the Ordinary Shares, in paying to the holders of the Tracker Shares an amount equal to the amount paid up thereon. Subject to article 8.2 (A) above and this article 8.2 (B), the Tracker Shares do not confer any further rights to participate in the assets of the Company available for distribution among its members.

(C)	Voting

The holders of the Tracker Shares shall be entitled to receive notice of general meetings of the Company and to attend and speak at such meetings, but shall not be entitled to vote thereat.

(D)	Redemption

The Tracker Shares shall not be redeemable.

8.3	The rights and restrictions attaching to the B Tracker Shares are as follows:

(A)	Income

(i)	Subject to the Act and these articles, the holders of the B Tracker Shares shall be entitled, in priority to any payment of any dividend to the holders of the Ordinary Shares, and pari passu to any payment of any dividend to the holders of the Tracker Shares to receive a non-cumulative dividend in respect of each B Swap Cashflow (or part thereof) actually received by the Company (each a “B Tracker Share Dividend” and together the “B Tracker Share Dividends”) but only to the extent that such B Tracker Share Dividend (and any B Notional Interest Amount payable in respect of such B Tracker Share Dividend) can lawfully be paid out of the Relevant Distributable Reserves.

(ii)	Subject to article 8.3 (A) (i), each B Tracker Share Dividend shall:

(a)	be of an amount equal to the lesser of: (aa) the amount of the relevant B Swap Cashflow actually received by the Company; and (bb) the amount of the Relevant Distributable Reserves;

(b)	be paid in the same currency as the relevant B Swap Cashflow actually received by the Company;

(c)	become due only on the relevant B Swap Cashflow Receipt Date when the B Swap Cashflow is actually received by the Company and be paid by the Company as soon as possible and, in any event, by the date falling 2 (two) Business Days following such B Swap Cashflow Receipt Date;

(d)	in the event that (and to the extent that) such B Tracker Share Dividend is not paid by the Company on the relevant B Swap Cashflow Receipt Date, be increased by an amount equal to interest accrued daily on an amount equal to the principal amount of such unpaid B Tracker Share Dividend at the Interest Rate calculated on the basis of a 360 day year (in the case of Dollars or Euros) or a 365 day year (in the case of Sterling) (whichever relevant) and the number of days lapsed from (and including) the day following the B Swap Cashflow Receipt Date to (and including) the date on which the B Tracker Share Dividend is actually paid by the Company (the “B Dividend Payment Date”) (the “B Notional Interest Amount”), such notional interest to be rolled up into, and to form part of, such B Tracker Share Dividend on a daily basis; and

(e)	be distributed pari passu among the holders of the B Tracker Shares according to the number of B Tracker Shares held.

(iii)	Any B Swap Cashflow actually received by the Company, to the extent that, and for so long as, the Company has not paid an equal amount to the holders of the B Tracker Shares by way of a B Tracker Share Dividend (or otherwise), shall be invested only in cash or cash equivalent liquid investments.

(iv)	For so long as there are any B Swap Cashflows outstanding, the Company shall not create, or permit to subsist, any Encumbrance over, or with respect to, or sell, or otherwise transfer (or agree to do any of the foregoing in respect of), such B Swap Cashflows or their related B Swaps.

(B)	Capital

Subject to the Act and these articles, on a return of capital on a winding up or otherwise (other than a conversion, redemption or purchase of Shares), the assets of the Company available for distribution among its members shall be applied, in priority to any payment to the holders of the Ordinary Shares, and pari passu to any payment to the holders of the Tracker Shares, in paying to the holders of the B Tracker Shares an amount equal to the amount paid up thereon. Subject to article 8.3 (A) above and this article 8.3 (B), the B Tracker Shares do not confer any further rights to participate in the assets of the Company available for distribution among its members.

(C)	Voting

The holders of the B Tracker Shares shall be entitled to receive notice of general meetings of the Company and to attend and speak at such meetings, but shall not be entitled to vote thereat.

(D)	Redemption

The B Tracker Shares shall not be redeemable.

8.4	The rights and restrictions attaching to the Ordinary Shares are as follows:

(A)	Income

Subject to the Act and these articles, the holders of the Ordinary Shares shall be entitled to receive such dividends as the directors may from time to time declare, or the members may by Ordinary Resolution resolve to pay, out of the assets of the Company lawfully available for distribution after the payment of any Tracker Share Dividend (including any Notional Interest Amount in respect of such Tracker Share Dividend) due and payable to the holders of the Tracker Shares at such time.

(B)	Capital

Subject to the Act and these articles, on a return of capital on a winding up or otherwise (other than a conversion, redemption or purchase of Shares), the holders of the Ordinary Shares shall be entitled, following payment to the holders of the Tracker Shares of all amounts then payable in respect of income or capital in accordance with this article 8, to an amount equal to the amount paid up thereon and thereafter to an amount representing any surplus assets then remaining, such amounts to be distributed pari passu to the holders of the Ordinary Shares in proportion to the amounts paid up thereon.

9.	Notice of general meetings

Notice of every general meeting shall be given to all members other than any who, under the provisions of these articles or the terms of issue of the Shares they hold, are not entitled to receive such notices from the Company. Regulation 38 of Table A shall not apply.

10.	Proceedings at general meetings

10.1	For all purposes of these articles, a quorum shall be present at a general meeting of the Company: (a) as provided in the Companies Act 2006; or (b) if one person being a duly authorised representative of two or more corporations each of which is a member entitled to vote upon the business to be transacted is present. The last sentence of Regulation 40 of Table A shall not apply.

10.2	A resolution put to the vote at a meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands a poll is demanded. A poll may be demanded by:

(A)	the Chairman of the meeting;

(B)	the directors;

(C)	two or more members having the right to vote on the resolution;

(D)	a member or members representing in the aggregate not less than one tenth of the total voting rights of all the members having the right to vote on the resolution; or

(E)	a member or members holding Shares in the Company conferring a right to vote on the resolution, being Shares on which an aggregate sum has been paid up equal to not less than one tenth (1/10) of the total sum paid up on all the Shares conferring that right.

A demand for a poll by a proxy counts, for the purposes of paragraph (C) above, as a demand by a member, for the purposes of paragraph (D) above, as a demand by a member representing the voting rights that the proxy is authorised to exercise, and, for the purposes of paragraph (E) above, as a demand by a member holding the Shares to which those rights are attached.

10.3	Regulations 46 and 47 of Table A shall not apply.

11.	Votes of members

Regulations 54, 55, 57 and 59 of Table A shall not apply.

12.	Variation of Share rights

If at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may at any time be varied with the consent in writing of the holders of three-quarters of the issued Shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the Shares of that class.

13.	Class meetings

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of Shares.

14.	New Share classes

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

15.	Receipt of Proxies

15.1	The appointment of a proxy must:

(A)	in the case of an appointment which is in hard copy form, be received at the office (or such other place or by such person as may be specified or agreed by the directors) before the time appointed for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote together with (if required by the directors) any authority under which it is made or a copy of the authority, certified notarially or in some other manner approved by the directors;

(B)

in the case of an appointment made by electronic means, be received at the address specified by the Company for the receipt of appointments of proxy by electronic means before the time appointed for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote. Any authority pursuant to which an appointment made by electronic means is made or a copy of the authority, certified notarially or in some other manner approved by the directors, must, if required by the directors, be received at the office (or at such other place or by such person as may be specified or agreed by the directors) before the time appointed for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote; or

(C)	in the case of a poll taken subsequently to the date of the meeting or adjourned meeting, be received as aforesaid before the time appointed for the taking of the poll,

and an appointment of a proxy which is not received in a manner so permitted shall be invalid.

15.2	Regulation 62 of Table A shall not apply.

16.	Alternate directors

Any director (other than an alternate director) may appoint any other director, or any other person who is willing to act, to be an alternate director and may remove from office an alternate director so appointed by him. Regulation 65 of Table A shall not apply.

17.	Power to provide for employees

The directors may resolve to make provision for the benefit of persons employed or formerly employed by the Company or any of its subsidiaries in connection with the cessation or the transfer to any person of the whole or part of the undertaking of the Company or that subsidiary.

18.	Power to receive uncalled moneys

The directors may, if they think fit, receive from any member willing to advance the same all or any part of the moneys uncalled and remaining unpaid on any shares held by him.

19.	Delegation of directors’ powers

The directors may delegate any of their powers (with power to sub-delegate) to committees consisting of such person or persons (whether directors or not) as they think fit. Regulation 72 of Table A shall be modified accordingly, and references in Table A to a committee of directors or to a director as a member of such a committee shall include a committee established under this article or such person or persons.

20.	Appointment and removal of directors by majority shareholders

Any member holding, or any members holding in aggregate, at the relevant time a majority in nominal value of such of the issued share capital of the Company as carries the right of attending and voting at general meetings of the Company may by notice in writing signed by or on behalf of him or them and delivered to the office or tendered at a meeting of the directors or at a general meeting of the Company at any time and from time to time appoint any person to be a director (either to fill a vacancy or as an additional director) or remove any director from office (no matter how he was appointed).

21.	Appointment of directors by board

Without prejudice to the powers conferred by any other article, any person may be appointed a director by the directors, either to fill a vacancy or as an additional director.

22.	Exclusion of certain provisions regarding appointment of directors

Regulations 76 to 80 (inclusive) and the last sentence of Regulation 84 of Table A shall not apply.

23.	Disqualification and removal of directors

The office of a director shall be vacated not only upon the happening of any of the events mentioned in regulation 81 of Table A but also if he is removed from office pursuant to these articles. Regulation 81 of Table A shall be modified accordingly.

24.	Directors’ gratuities and pensions

The directors may exercise all the powers of the Company to provide benefits, either by the payment of gratuities or pensions or by insurance or in any other manner whether similar to the foregoing or not, for any director or former director or the relations, connections or dependants of any director or former director who holds or has held any executive office or employment with the Company or with any body corporate which is or has been a subsidiary of the Company or with a predecessor in business of the Company or of any such body corporate and may contribute to any fund and pay premiums for the purchase or provision of any such benefit. No director or former director shall be accountable to the Company or the members for any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the Company. Regulation 87 of Table A shall not apply.

25.	Notice of board meetings

Notice of a meeting of the directors shall be deemed to be properly given to a director if it is given to him personally or by word of mouth or sent or supplied in writing to him at his last known address or any other address given by him to the company for this purpose, or by any other means authorised in writing by the director concerned. Notice shall be given in this manner to all directors including any director who is absent from the United Kingdom at the relevant time. A director may waive notice of any meeting either prospectively or retrospectively and any retrospective waiver shall not affect the validity of the meeting or of any business conducted at the meeting. Regulation 88 of Table A shall be modified accordingly.

26.	Participation in board meetings by telephone

All or any of the members of the board may participate in a meeting of the board by means of a conference telephone or any communication equipment which allows all persons participating in the meeting to hear each other. A person so participating shall be deemed to be present in person at the meeting and shall be entitled to vote or be counted in a quorum accordingly. Such a meeting shall be deemed to take place where the largest group of those participating is assembled, or, if there is no such group, where the Chairman of the meeting then is.

27.	Resolution in writing

A resolution in writing signed by all the directors who are at the relevant time entitled to receive notice of a meeting of the board (if that number is sufficient to constitute a quorum) shall be as valid and effectual as a resolution passed at a meeting of the board properly called and constituted. The resolution may be contained in one document or in several documents in like form each signed by one or more of the directors. A resolution signed by an alternate director need not also be signed by his appointor and, if it is signed by a director who has appointed an alternate director, it need not be signed by the alternate director in that capacity. Regulation 93 of Table A shall not apply.

28.	Conflicts of Interest Requiring Board Authorisation

28.1	The board may, subject to the quorum and voting requirements set out in this article, authorise any matter which would otherwise involve a director breaching his duty under the Act to avoid conflicts of interest (“Conflict”).

28.2	Any director (including the relevant director) may propose that the relevant director be authorised in relation to any matter the subject of a Conflict. Such proposal and any authority given by the board shall be effected in the same way that any other matter may be proposed to and resolved upon by the board under the provisions of these articles save that the relevant director shall not count towards the quorum nor vote on any resolution giving such authority.

28.3	Where the board gives authority in relation to a Conflict:

(A)	the board may (whether at the time of giving the authority or subsequently) (a) require that the relevant director is excluded from the receipt of information, the participation in discussion and/or the making of decisions (whether at meetings of the board or otherwise) related to the Conflict; and (b) impose upon the relevant director such other terms for the purpose of dealing with the Conflict as it may determine;

(B)	the relevant director will be obliged to conduct himself in accordance with any terms imposed by the board in relation to the Conflict;

(C)	the board may provide that where the relevant director obtains (otherwise than through his position as a director of the company) information that is confidential to a third party, the director will not be obliged to disclose that information to the company, or to use or apply the information in relation to the company’s affairs, where to do so would amount to a breach of that confidence;

(D)	the terms of the authority shall be recorded in writing (but the authority shall be effective whether or not the terms are so recorded); and

(E)	the board may revoke or vary such authority at any time but this will not affect anything done by the relevant director prior to such revocation in accordance with the terms of such authority.

28.4	A director shall not, by reason of his office or of the fiduciary relationship thereby established, be liable to account to the company for any remuneration, profit or other benefit realised by reason of his having any type of interest authorised under article 28.1 above and no contract shall be liable to be avoided on the grounds of a director having any type of interest authorised under article 28.1 above.

28.5	References in this article to a conflict of interest include a conflict of interest and duty and a conflict of duties.

29.	Directors May Vote When Interested

Subject where applicable to disclosure in accordance with the Act and to article 28.2 above, a director shall be entitled to vote in respect of any contract or proposed contract in which he is interested and if he shall do so his vote shall be counted and he shall be taken into account in ascertaining whether a quorum is present. A reference in this article to a contract includes any transaction or arrangement (whether or not constituting a contract). Regulations 94 and 95 of Table A shall not apply.

30.	Official seal

The Company may exercise all the powers conferred by the Act with regard to having any official seal and such powers shall be vested in the directors. Subject to the provisions of the Act, any instrument to which an official seal is affixed shall be signed by such persons, if any, as the directors may from time to time determine.

31.	Execution of Securities

All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or transferable or not, all receipts for moneys paid to the Company and every security of any other nature, including any Bond or Note, and any certificate therefore shall be signed, drawn, accepted, endorsed and otherwise executed, as the case may be, in such manner as the directors shall from time to time determine.

32.	Notices

Any notice, document or other information may be sent or supplied to any member of the Company in any way in which the Act provides for notices, documents or other information to be sent or supplied by the Company, including by way of making it available on a website. In addition, any notice, document or other information may be sent or supplied to any member of the Company by other means authorised in writing by the member. Regulations 111 and 112 of Table A shall not apply.

33.	Time of service

33.1	Any notice, document or other information;

(A)	if sent by the Company by post, shall be deemed to have been received on the day following that on which it was put in the post if first class post was used or 48 hours after it was posted if first class post was not used and, in proving such service or delivery, it shall be sufficient to prove that the notice, document or other information was properly addressed, prepaid and put in the post;

(B)	not sent by post but left by the Company at an address (other than an address for the purposes of communications by electronic means) shall be deemed to have been served or delivered when it was so left or sent;

(C)	sent or supplied by the Company using electronic means shall be deemed to be received on the day on which it was sent or supplied and, in proving such service or delivery, it shall be sufficient to prove that the notice, document or other information was properly addressed;

(D)	made available on a website shall be deemed to have been received on the day on which the notice, document or other information was first made available on the website or, if later, when a notice of availability is received or deemed to have been received pursuant to this articles; and

(E)	served, sent or supplied by the Company by any other means authorised in writing by the member concerned shall be deemed to have been served, sent or supplied when the Company has carried out the action it has been authorised to take for that purpose.

33.2	Regulation 115 of Table A shall not apply.

34.	Indemnity and expenses

To the extent permitted by law, the Company may indemnify any director of the Company or of any associated company against any liability and may purchase and maintain for any director of the Company or of any associated company insurance against any liability. The Company may also fund a director’s expenditure and that of a director of any holding company of the Company for the purposes permitted under the Act and may do anything to enable a director or a director of any holding company of the Company to avoid incurring such expenditure as provided in the Act. No director of the Company or of any associated company shall be accountable to the Company or the members for any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the Company. Regulation 118 of Table A shall not apply and Regulation 83 of Table A shall be modified accordingly.

APPENDIX A

LIST OF A SWAPS

Confirmation Reference Number		Currency

Murex	1611080	EUR
Murex	1613954	USD
Murex	1613966	USD
Murex	1613979	USD
Murex	1613982	USD
Murex	1624516	GBP
Murex	1624665	GBP
Murex	1625379	GBP
Murex	1625389	GBP
Murex	1625515	GBP
Murex	1625750	GBP
Murex	1625758	GBP
Murex	1625762	GBP
Murex	1625799	GBP
Murex	1625810	GBP
Murex	1642968	USD
Murex	1668297	USD
Murex	1729636	USD
Murex	1760368	EUR
Murex	1894571	GBP
Murex	1897584	USD
Murex	1897949	GBP
Murex	1991892	USD
Murex	2110550	GBP
Murex	2213102	GBP
Summit	135930AN	GBP

APPENDIX B

LIST OF B SWAPS

Confirmation Reference Number		Currency
Murex	1611411	EUR
Murex	1611413	EUR
Murex	1611464	EUR
Murex	1728421	EUR
Murex	1728425	EUR
Murex	1760374	EUR
Murex	1763733	EUR
Murex	1763805	EUR
Murex	1851772	EUR
Murex	1857124	EUR
Murex	1864097	EUR
Murex	1864104	EUR
Murex	1897573	GBP
Murex	1897575	GBP
Murex	1897576	GBP
Murex	2118788	GBP
Murex	2139107	GBP
Murex	2139111	GBP
Murex	2139177	GBP
Murex	2166479	EUR
Murex	2205373	GBP
Murex	2205378	GBP
Murex	2205383	GBP
Murex	2210112	EUR
Murex	2215763	EUR
Murex	2217556	EUR
Murex	2244200	EUR
Murex	2244538	EUR
Murex	2297422	USD
Murex	2297443	USD
Murex	2412493	EUR
Murex	2448083	GBP
Murex	2980435	USD
Murex	2980446	USD